Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-208989) of Newell Rubbermaid Inc. for the registration of shares of its common stock and related Joint Proxy Statement/Prospectus of Newell Rubbermaid Inc. and Jarden Corporation and to the incorporation by reference therein of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Newell Rubbermaid Inc., and the effectiveness of internal control over financial reporting of Newell Rubbermaid Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 16, 2016